Exhibit 8(a)


                            SHARE PURCHASE AGREEMENT


                      Dated for Reference January 11, 1999

                                     Between

                                 POWERTECH, INC.
                                  as Purchaser

                                       and

                          RANDY VOLDENG AND DRAGOS RUIU
                                   as Vendors

















                             BULL, HOUSSER & TUPPER

                                  ------------

                             BARRISTERS & SOLICITORS

                            SHARE PURCHASE AGREEMENT


THIS AGREEMENT made the 11th day of January, 1999.


BETWEEN

                  RANDY VOLDENG, businessman, of 122 Howe Street, Victoria, British Columbia, Canada V8V 4K4,

                  and

                  DRAGOS RUIU, businessman, of 10966 84th Avenue, Edmonton, Alberta, Canada, T6G 0V4

                  (collectively the "Vendors" and individually by their full names)

AND:

                  POWERTECH, INC., a Nevada corporation with an office at 5505
                  N. Indian Trail, Tucson, Arizona, U.S.A.  85750

                  (the "Purchaser")

WHEREAS:

A. The Vendors are the registered holders and beneficial owners of all the issued and outstanding shares of NetSentry Technology Inc. (the "Company") as follows:

         In the name of                       Class A Common Shares

         Randy Voldeng                               100,000

         Dragos Ruiu                                 100,000

B. The Vendors wish to sell, and the Purchaser wishes to purchase, the Vendors' Shares.

IN CONSIDERATION of the covenants and agreements in this Agreement, the parties agree as follows:

1.  INTERPRETATION

1.1 Definitions

In this Agreement:

    (a) "Agreement" means this agreement including any recitals and Schedules to this agreement, as amended, supplemented or restated from time to time;

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                                       2

    (b) "Ancillary Agreements" means all agreements, certificates and other instruments delivered or given pursuant to this Agreement;

    (c) "Applicable Laws" in respect of any Person, property, transaction or event, means all present and future laws, statutes, regulations, treaties, judgments and decrees applicable to that Person, property, transaction or event and, whether or not having the force of law, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders and policies of any Governmental Authority having or purporting to have authority over that Person, property transaction or event;

    (d) "Associates" as describing the relationship between two Persons, means that they are "related persons" as defined in the Tax Act;

    (e) "Business" means the business of software design, development and marketing as now carried on by the Company;

    (f) "Business Day" means a day other than a Saturday, Sunday or statutory holiday in British Columbia. The Business Day will end at 4:30 p.m. PST on that day;

    (g) "Closing" has the meaning given to it in Section 2.1;

    (h) "Closing Date" has the meaning given to it in Section 7.1;

    (i) "Company" means NetSentry Technology Inc., a corporation incorporated under the laws of the Province of British Columbia with a registered and records office at 2500 - Four Bentall Centre, 1055 Dunsmuir Street, Vancouver, B.C. V7X 1S8;

    (j) "GAAP" means generally accepted accounting principles in effect in Canada including the accounting recommendations published in the Handbook of the Canadian Institute of Chartered Accountants or generally accepted accounting principles in effect in the United States of America as indicated;

    (k) "Governmental Authority" means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any government agency, tribunal, commission or other authority exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government;

    (l) "Intellectual Property" means, collectively, all right, title, and interest of the Company in and to all copyrights, moral rights, patents, trade-marks, trade names, business names, know-how, trade secrets or confidential information, industrial designs, integrated circuit topographies, plant breeder's rights and other industrial or intellectual property, whether registered or unregistered, including all improvements, modifications or enhancements thereto, owned by,

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                                       3

        licensed to, or used by, the Company in connection with the Business all as more particularly described in Schedule 1.1(l);

    (m) "Interim Period" means the period between the date of this Agreement and the Closing Date;

    (n) "Lien" means any mortgage, lien, charge, hypothec or encumbrance, whether fixed or floating, on, or any security interest in, any property, whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement, priority, conditional sale agreement, other title retention agreement or equipment trust, capital lease or other security arrangements of any kind (and including, in the case of shares or other securities, shareholders agreements, voting trust agreements and similar arrangements);

    (o) "Person" means any natural person, sole proprietorship, partnership, corporation, trust, joint venture, any Governmental Authority or any incorporated or unincorporated entity or association of any nature;

    (p) "Pubco Shares" has the meaning given to it in Section 2.2;

    (q) "Tax" or "Taxes" includes all present and future taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Authority (including income, capital (including large corporations), withholding, consumption, sales, use, transfer, goods and services or other value-added, excise, customs, anti-dumping, stumpage, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and charges) together with all fines, interest, penalties on or in respect of, or in lieu of or for non-collection of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges;

    (r) "Time of Closing" means 10:00 a.m. on the Closing Date;

    (s) "Vendors' Shares" means all (and not less than all) of the issued and outstanding shares of the Company as more particularly described in Recital A; and

    (t) "written" includes printed, typewritten, faxed or otherwise capable of being visibly reproduced at the point of reception and "in writing" has a corresponding meaning.

1.2 Section References

Unless otherwise specified, references in this Agreement to "Sections" and "Schedules" are to Sections of, and Schedules to, this Agreement.

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                                       4

1.3 Statutory References

Unless otherwise specified, each reference to a statute is deemed to be a reference to that statute, and to the regulations made under that statute, as amended or re-enacted from time to time.

1.4 Number and Gender

Unless otherwise specified, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.5 Time of Day

Unless otherwise specified, references to time of day or date mean the local time or date in Vancouver, British Columbia.

1.6 Use of the Word "Including"

The word "including" when following any general term or statement will not be construed as limiting the general term or statement to the specific matter immediately following the word "including" or to similar matters, and the general term or statement will be construed as referring to all matters that reasonably could fall within the broadest possible scope of the general term or statement.

1.7 Currency

All references to amounts of money mean lawful currency of the United States of America.

1.8 Severability

Each provision of this Agreement is several. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect:

    (a) the legality, validity or enforceability of the remaining provisions of this Agreement; or

    (b) the legality, validity or enforceability of that provision in any other jurisdiction;

except that if:

    (c) on the reasonable construction of this Agreement as a whole, the applicability of the other provision presumes the validity and enforceability of the particular provision, the other provision will be deemed also to be invalid or unenforceable; and

    (d) as a result of the determination by a court of competent jurisdiction that any part of this Agreement is unenforceable or invalid and, as a result of this Section 1.8, the basic intentions of the parties in this Agreement are entirely frustrated, the parties
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                                       5

        will use all reasonable efforts to amend, supplement or otherwise vary this Agreement to confirm their mutual intention in entering into this Agreement.

1.9      Time of Essence

Time is of the essence of this Agreement.

2.  PURCHASE AND SALE

2.1 Purchase and Sale Covenant

On the basis of the warranties, representations and covenants of the Purchaser and Vendors in this Agreement and subject to the fulfilment of any condition that has not been waived by the party entitled to the benefit thereof, the Purchaser will purchase from the Vendors and the Vendors will sell the Vendors' Shares to the Purchaser at the closing herein provided for (the "Closing") on the terms and conditions herein set forth.

2.2 Purchase Price

Subject to the terms and conditions of this Agreement, the price for the Vendors' Shares is $95,000 payable by the issuance to the Vendors 4,885,000 voting common shares in the capital of the Purchaser (the "Pubco Shares"), and the Purchaser will issue to the Vendors the Pubco Shares in the following amounts on the Closing Date:

         Vendor                                                Number of Shares
         ------                                                ----------------

         Randy Voldeng                                             2,442,500

         Dragos Ruiu                                               2,442,500

3.  VENDORS' REPRESENTATIONS AND WARRANTIES

3.1 Corporate and Share Representations

The Vendors represent and warrant that:

    (a) Incorporation. The Company is a corporation duly incorporated, organized and existing under the Company Act (British Columbia), is not a reporting company, and is a valid and subsisting company in good standing with respect to filing of annual reports with the Registrar of Companies of British Columbia;

    (b) Authorized Capital. The authorized capital of the Company is 1,000,000 shares divided into 500,000 Class A common shares without par value and 500,000 Class B preference shares without par value of which there are issued and outstanding as fully paid and non-assessable 200,000 Class A common shares and zero Class B preference shares;

    (c) Ownership. The facts and information contained in the recitals to this Agreement are true in every respect;

    (d) Valid Issuance. The Vendors' Shares are validly issued and outstanding as fully paid and non-assessable in the capital of the Company and have been issued in compliance with all applicable laws;
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                                       6

    (e) Liens. The Vendors' Shares are free and clear of all Liens other than those restrictions on transfer contained in the articles of the Company;

    (f) Authority. The Vendors have good and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to implement this Agreement and, in particular, to transfer to the Purchaser the legal title and beneficial ownership of the Vendors' Shares free and clear of all Liens other than those restrictions on transfer contained in the articles of the Company;

    (g) No Options, etc. Except pursuant to an Asset Purchase and Sale Agreement made as of the 10th day of September, 1998 between Dragostech.com Inc. and the Company and two promissory notes each in the amount of $100,000 issued by the Company to Mr. Dan Para, no Person, other than the Purchaser, has any right, present or future, contingent or absolute (whether by law, pre-emptive or contract), to purchase the Vendors' Shares or to require the Company to issue any share in its capital and no triggering event has occurred under the Family Relations Act (British Columbia) which gives a Person any right to the Vendors' Shares of that Vendor;

    (h) Other Investments. The Company does not own, and is not a party to any agreement to acquire, directly or indirectly, any shares in the capital of, any partnership interest in or any other equity interests in, any Person, and the Company has no agreement to acquire, lease, or amalgamate with any other business operations;

    (i) Directors and Officers. The directors and officers of the Company together with their position are as follows:

        (1) Director, President and Chief Executive Officer: Randy Voldeng

        (2) Director, Executive Vice President and Secretary: Dragos Ruiu

3.2 Financial and Tax Representations

The Vendors represent and warrant that:

    (a) Liabilities. There are no liabilities or material adverse changes in the affairs, contingent or otherwise, known or unknown, of the Company which are not
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                                       7

        disclosed or reflected herein and except those incurred in the ordinary course of its business; and

    (b) Tax Status. Under the provisions of the Income Tax Acts of Canada and British Columbia, the Company has been since incorporation and is now a Canadian-controlled private corporation.

3.3 Asset Representations

The Vendor represents and warrants that:

    (a) Business. The Business is the only material business operation carried on by the Company at present;

    (b) Title. The Company has good and marketable title to and possession of all assets used by the Company in carrying out its Business free and clear of all Liens;

    (c) Equipment. The equipment and machinery used by the Company in its Business constitutes all of the equipment and machinery used by the Company in its Business, were purchased new, since their purchase have been maintained in a manner recommended by their manufacturers and installers and are in normal operating condition and in a state of reasonable maintenance and repair; and

    (d) Intellectual Property. The Company owns, licenses or uses the Intellectual Property and neither the Company nor the Vendors are aware of any infringement of the Intellectual Property of the Company and are not aware of any infringement by the Company of any intellectual property of any other Person.

3.4 Contractual Representations

The Vendors represent and warrant that:

    (a) Contracts. The Company does not have any contracts, agreements, pension plans, profit sharing plans, bonus plans, undertakings or arrangements either oral, written or implied with any Person including employees, agents, lessees, licensees, suppliers, officers or directors which are material to the Company or which cannot be terminated on less than one month's notice or which require any payments by the Company on termination and the Company has complied with the terms and conditions of all agreements to which it is a party and is not aware of any defaults by the Company or the other party to any such agreement;

    (b) Litigation. There are no actions, suits, judgments, investigations or proceedings outstanding or pending or, to the best knowledge of the Vendors, threatened against or affecting the Company at law or at equity;

    (c) Compliance with Laws. The Company is not in breach of Applicable Laws to which it is subject or which apply to it;

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                                       8

    (d) Indebtedness by Vendors. Neither the Vendors nor any officer, director, employee or shareholder of the Company are now indebted or under obligation to the Company on any account whatsoever;

    (e) Indebtedness to Vendors. The Company is not indebted or under any obligation to the Vendors or their Associates on any account whatsoever; and

    (f) Canadian Resident. The Vendors are residents of Canada for all purposes of the Income Tax Act of Canada.

3.5 Employee Representations

The Vendors represent and warrant that the Company has 2 employees and that as of the date hereof, the Company has made offers of employment to 5 additional persons.

3.6 General Vendor Representations

The Vendors represent and warrant that:

    (a) No Conflict. The making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not conflict with or result in the breach of, or the acceleration of, any terms, provisions or conditions of or constitute a default under the memorandum or articles of the Company or any indenture, mortgage, deed of trust, agreement, lease, franchise, certificate, or other instrument to which the Company or the Vendors are a party or are bound;

    (b) Full Disclosure. None of the Vendors' representations, warranties or statements contained in this Agreement contain any untrue statement of fact or omit to state any fact necessary in order to make any such representations, warranties or statements not misleading and all information relating to the Company which is known or would, on reasonable enquiry, be known to the Vendors and which may be material to a purchase for value of the Vendors' Shares has been disclosed in writing to the Purchaser and any such information arising on or before the Closing Date will forthwith be disclosed in writing to the Purchaser;

    (c) Enforceability. This Agreement has been duly executed and delivered by each of the Vendors and is a legal, valid and binding obligation of each Vendor, enforceable against the Vendors by the Purchaser in accordance with its terms.

3.7 Certificates

All certificates of each Vendor delivered to the Purchaser and its representatives pursuant to this Agreement, and the information contained in each, will be deemed to be part of the representations and warranties of the Vendors contained in this Section 3.

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                                       9

4.  PURCHASER'S REPRESENTATIONS AND WARRANTIES

4.1 Purchaser's Representations and Warranties

The Purchaser represents and warrants that:

    (a) Incorporation. The Purchaser is a corporation duly incorporated, organized and existing under the laws of the state of Nevada and is a valid and subsisting company in good standing in all respects under the laws of the State of Nevada;

    (b) Authorized Capital. The authorized capital of the Purchaser is 100,000,000 common shares with a par value of $.001 per share and as of the date hereof, there are or will be at the Closing Date validly issued and outstanding as fully paid and non-assessable 9,500,000 common shares;

    (c) Authority. The Purchaser has good and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to implement and perform its obligations under this Agreement and, in particular, to issue to and provide the Vendors with the legal title and beneficial ownership of the Pubco Shares free and clear of all Liens other than those restrictions on transfer set forth under Rule 144 of the Rules and Regulations of the Securities and Exchange Commission of the United States;

    (d) Other Investments. The Purchaser does not own, and is not a party to any agreement to acquire, directly or indirectly, any shares in the capital of, any partnership interest in or any other equity interests in, any Person, and the Purchaser has no agreement to acquire, lease, or amalgamate with any other business operations;

    (e) Registration Status. The shares of the Purchaser have been registered with the National Association of Securities Dealers (the "NASD") and have been approved by the NASD for listing and quotation on the NASD Over the Counter Bulletin Board;

    (f) Directors and Officers. The directors and officers of the Purchaser together with their position are as follows:

        (1) Director and President:            David Raferty

        (2) Director, Secretary and Treasurer: Kathy Para

4.2 Financial Representations

The Purchaser represents and warrants that:
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                                       10

    (a) Liabilities. There are no liabilities or material adverse changes in the affairs, contingent or otherwise, known or unknown, of the Purchaser which are not disclosed or reflected herein and except those incurred in the ordinary course of its business; and

    (b) Assets. The Purchaser does not own or lease any assets or properties.

4.3 Contractual Representations

The Purchaser represents and warrants that:

    (a) Contracts. The Purchaser does not have any contracts, agreements, pension plans, profit sharing plans, bonus plans, undertakings or arrangements either oral, written or implied with any Person including employees, agents, lessees, licensees, suppliers, officers or directors which are material to the Purchaser or which cannot be terminated on less than one month's notice or which require any payment by the Purchaser on termination and the Purchaser has complied with the terms and conditions of all agreements to which it is a party and is not aware of any defaults by the Purchaser or the other party to any such agreement

    (b) Litigation. There are no actions, suits, judgments, investigations or proceedings outstanding or pending or, to the best knowledge of the Purchaser, threatened against or affecting the Purchaser at law or at equity;

    (c) Compliance with Laws. The Purchaser is not in breach of Applicable Laws to which it is subject or which apply to it;

    (d) Indebtedness by Directors and Officers. No officer, director, employee or shareholder of the Purchaser is now indebted or under obligation to the Purchaser on any account whatsoever; and

    (e) Indebtedness to Directors and Officers. The Purchaser is not indebted or under any obligation to any officer, director, employee or shareholder of the Purchaser on any account whatsoever except for CDN $2,000.00 to David Raferty.

4.4 Employee Representations

The Purchaser represents and warrants that the Purchaser has no employees.

4.5 General Vendor Representations

The Purchaser represents and warrants that:

    (a) No Conflict. The making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not conflict with or result in the breach of, or the acceleration of, any terms, provisions or conditions of or constitute a default under the


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                                       11

        constating documents of the Purchaser or any indenture, mortgage, deed of trust, agreement, lease, franchise, certificate, or other instrument to which the Purchaser is a party or is bound;

    (b) Full Disclosure. None of the Purchaser's representations, warranties or statements contained in this Agreement contain any untrue statement of fact or omit to state any fact necessary in order to make any such representations, warranties or statements not misleading and all information relating to the Purchaser which is known or would, on reasonable enquiry, be known to the Purchaser and which may be material to a purchase for value of the Pubco Shares has been disclosed in writing to the Vendors and any such information arising on or before the Closing Date will forthwith be disclosed in writing to the Vendors;

    (c) Enforceability. This Agreement has been duly executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Vendors in accordance with its terms.

4.6 Certificates

All certificates of the Purchaser delivered to the Vendors and their representatives pursuant to this Agreement, and the information contained in each, will be deemed to be part of the representations and warranties of the Purchaser contained in this Section 4.

5.  COVENANTS

5.1 Vendors' Covenants

During the Interim Period, the Vendors will cause the Company to carry on its business in the ordinary and normal course in a prudent, businesslike, and efficient manner and substantially in accordance with the procedures and practices in effect on the date hereof and the Vendors will cause the Company to:

    (a) use its best efforts to preserve and maintain the goodwill of its Business;

    (b) do all necessary repairs and maintenance to its assets and take reasonable care to protect and safeguard those assets; and

    (c) cause to be carried out prior to January 20, 1999 an audit of the books of the Company all in accordance with GAAP.

5.2 Purchaser's Covenants

During the Interim Period, the Purchaser will carry on its business in the ordinary and normal course in a prudent, businesslike, and efficient manner and substantially in accordance with the procedures and practices in effect on the date hereof. Without limiting the generality of the foregoing, during the Interim Period the Purchaser will not, without the prior consent in writing of the Purchaser:

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                                       12

    (a) enter into any contract or assume or incur any liability relating to or in any way affecting its business;

    (b) waive or surrender any material right in connection with its business;

    (c) make any capital expenditures or commitment therefor in connection with its business;

    (d) issue shares in its capital or options or rights to purchase shares in its capital such that the total number of issued and outstanding shares in the capital of the Purchaser will exceed 15,194,800 shares on a fully diluted basis including the Pubco Shares;

    (e) pay or declare any dividends, make any distributions, or redeem or repurchase any of the Purchaser's shares; or

    (f) alter the constating documents of the Purchaser

and the Purchaser will:

    (g) use its best efforts to preserve and maintain the goodwill of its business; and

    (h) use its best efforts to raise and have in its account, prior to the Closing Date, funds in an amount not less than $850,000 which funds will be free and clear of any Liens; and

    (i) cause to be carried out prior to January 20, 1999 an audit of its books all in accordance with U.S. GAAP.

5.3 Access for Due Diligence

During the Interim Period, the Purchasers will, and the Vendors will cause the Company to, at all reasonable times prior to the Closing Date to permit representatives of all parties full access to the books and records of the Purchaser and the Company including all contracts and agreements, minute books and share registers and to give the parties and their representatives such copies and information with respect thereto as may be reasonably required and to permit the parties to make such audit of the books of account of the Company and the Purchaser as any individual party may see fit. The Purchaser will, and the Vendors will cause the Company to, cause its senior officers to discuss and answer fully any and all questions relating to the business and affairs of the Company or the Purchaser. The provisions of this Section 5.3 are without prejudice to the warranties and representations of the Vendors and the Purchaser set forth in Sections 3 and 4 of this Agreement and the conditions set forth in
Section 6 of this Agreement.

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                                       13

5.4 Non-Competition and Employment

On the Closing Date, each Vendor will enter into a non-competition agreement and an employment agreement in a form to be mutually consented to by each of the parties, such consent not to be unreasonably withheld.

5.5 Notice of Untrue Representation or Warranty

The Vendors will promptly notify the Purchaser, and the Purchaser will promptly notify the Vendors, if any representation made by it in this Agreement or any Ancillary Agreement become untrue or incorrect during the Interim Period and such notice will set out particulars of the untrue or incorrect representation and details of any actions being taken to rectify that state of affairs.

5.6 Transfer of the Purchased Shares

The Vendors will take all necessary corporate steps and corporate proceedings to permit good and marketable title to the Vendors' Shares to be duly and validly transferred and assigned to the Purchaser at the Closing, free of all Liens. The Purchaser will take all necessary corporate steps and corporate proceedings to permit good and marketable title to the Pubco Shares to be duly and validly transferred and assigned to the Vendors at the Closing, free of all Liens other than those restrictions on transfer set forth under Rule 144 of the Rules and Regulations of the Securities and Exchange Commission of the United States.

5.7 Confidentiality

If for any reason the transaction herein provided for is not consummated, the Purchaser will not and will not permit its Associates to:

    (a) directly or indirectly, use for their own purposes any information, trade secrets or confidential data relating to the Company or the Business (including the customers of the Business, its operations or the methods of conducting the Business) discovered or acquired by the Purchaser or its authorized representatives as a result of the Vendors making available to the Purchaser or its authorized representatives any of the information and materials in connection with the transaction contemplated under this Agreement;

    (b) disclose, divulge or communicate, orally, in writing or otherwise, any such information, trade secrets or confidential data to any other Person;

and upon request by the Vendors, the Purchaser will forthwith return to the Company or destroy all materials or documents containing any such information, trade secrets or confidential data.

5.8 Vendor's Acknowledgement Respecting Pubco Shares

Each of the Vendors hereby acknowledge and agree that the Pubco Shares to be issued to them pursuant to the terms of this Agreement will be issued pursuant to Rule 144 of the Rules and

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                                       14

Regulations of the Securities and Exchange Commission of the United States and that the certificates representing such Pubco Shares will bear the following legend:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1993, as amended ("Act"). Such shares have been acquired for investment and may not be publicly offered or sold in absence of: (1) effective registration statement for such shares under the Act; (2) opinions of counsel to the Company prior to any proposed transfer to the effect that registration is not required under the Act; or (3) a letter presented to the Company, prior to any proposed transfer, from the staff of the Securities and Exchange Commission, to the effect that it will not take any enforcement action if the proposed transfer is made without registration under the Act."

5.9 Business Matters

On or immediately after the Closing Date, the Purchaser will take such reasonable actions as may be required to cause the resignation of one director of its board of directors and appoint the Vendors in replacement thereof. To the extent that Applicable Laws permit, the Vendors may appoint two additional directors to the board of the Purchaser immediately after Closing.

6.  CONDITIONS OF CLOSING

6.1 Purchaser's Conditions of Closing

The Purchaser's obligation to carry out the terms of this Agreement and to complete the purchase referred to in Section 2.1 hereof is subject to the conditions, each waivable unilaterally by the Purchaser at its election, that:

    (a) the Purchaser will have completed its due diligence of the Company the result of which is satisfactory to the Purchaser acting reasonably;

    (b) the representations and warranties of the Vendors contained in this Agreement or in any certificate or other document delivered to the Purchaser pursuant hereto will be true and correct in all material respects on or as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date;

    (c) all the obligations of the Vendors under this Agreement and the Ancillary Agreements to be performed at or before the Closing will have been so performed;

    (d) at the Closing Date, there will have been no material adverse change in the affairs, assets, liabilities, financial condition or business (financial or otherwise) of the Company since the date hereof;

    (e) no action or proceeding by law or in equity will be pending or threatened by any Person to enjoin or prohibit:

        (1) the purchase and sale of the Vendors' Shares contemplated hereby or the right of the Purchaser to own the Vendors' Shares; or

        (2) the right of the Company to conduct its operations and carry on its business in the normal course as its business and its operations have been carried on in the past; and

    (f) the results of the audit of the Company will be satisfactory to the Purchaser acting reasonably.

6.2  Vendors' Conditions of Closing

The obligation of the Vendors to carry out the terms of this Agreement and to complete the sale referred to in Section 2.1 hereof is subject to the conditions, each waivable unilaterally by the Vendors at their election, that:

    (a) the Vendors will have completed their due diligence of the Purchaser the result of which is satisfactory to each Vendor acting reasonably;

    (b) as at the Closing Date no more than 15,194,800 shares, including the Pubco Shares, in the capital of the Purchaser will be issued and outstanding on a fully diluted basis;

    (c) at the Closing Date, the Purchaser will have in its account funds in an amount not less than $850,000 which funds will be free and clear at any Liens;

    (d) the representations and warranties of the Purchaser contained in this Agreement or in any certificate or other document delivered to the Vendors pursuant hereto will be true and correct in all material respects on or as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date; and

    (e) all the obligations of the Purchaser under this Agreement and the Ancillary Agreements to be performed at or before the Closing will have been so performed;

    (f) at the Closing Date, there will have been no material adverse change in the affairs, assets, liabilities, financial condition or business (financial or otherwise) of the Purchaser since the date hereof;

    (g) no action or proceeding by law or in equity will be pending or threatened by any Person to enjoin or prohibit:

        (1) the issuance of the Pubco Shares contemplated hereby or the right of the Vendors to own the Pubco Shares; or

        (2) the right of the Purchaser to conduct its operations and carry on its business in the normal course as its business and its operations have been carried on in the past; and

    (h) the results of the audit of the Purchaser will be satisfactory.

7.  CLOSING

7.1 Closing Date

The closing date is, and the Closing of the purchase and sale contemplated by this Agreement will take place at 10:00 a.m. on January 22, 1999 ("Closing Date") at the offices of Messrs. Bull, Housser & Tupper, 3000 - 1055 West Georgia Street, Vancouver, British Columbia, or such earlier or later date or other place as the parties hereto may agree in writing.

7.2 Closing Documents

At the Closing, the Vendors will tender and cause and procure to be tendered such documents, agreements or certificates as the Purchaser may reasonably require pursuant to and which are consistent with the terms of this Agreement and the Purchaser will tender and cause and procure to be tendered such documents, agreements or certificates as each Vendor may reasonably require pursuant to and which are consistent with the terms of this Agreement.

7.3 Closing

The Closing will be effected by:

    (a) the delivery to the Vendors of the items tendered by the Purchaser; and

    (b) the delivery to the Purchaser of the items tendered by the Vendors.

7.4 Waiver

The conditions set forth in Section 6.1 of this Agreement are for the exclusive benefit of the Purchaser and may be waived by the Purchaser in writing in whole or in part at or prior to the Closing and the conditions set forth in Section
6.2 of this Agreement are for the exclusive benefit of the Vendors and may be waived by the Vendors in writing in whole or in part at or prior to the Closing.

8.  INDEMNIFICATION

8.1 Vendors' Indemnification

The Vendors will indemnify and save harmless the Purchaser from and against any and all losses, claims, damages (including interest, penalties, fines and monetary sanctions) liabilities and costs ("Damages") incurred or suffered by the Purchaser by reason of, resulting from, in connection with, or arising in any manner whatsoever out of the breach of any warranty or covenant or the inaccuracy of any representation of the Vendors contained or referred to in this Agreement or in any Ancillary Agreement.

8.2 Purchaser's Indemnification

The Purchaser will indemnify and save harmless each of the Vendors from and against any and all Damages incurred or suffered by the Vendors by reason of, resulting from, in connection with, or arising in any manner whatsoever out of the breach of any warranty or covenant or the inaccuracy of any representation of the Purchaser contained or referred to in this Agreement or in any Ancillary Agreement.

8.3 Costs

For the purposes of this Section 8, "costs" includes lawyers' (on a solicitor and his own client basis), accountants' fees and expenses, court costs, costs of investigation and all other out-of-pocket expenses.

9.  GENERAL

9.1 Termination Without Notice

This Agreement will terminate without any requirement for notice or action by any of the parties if the Closing has not taken place by January 31, 1999.

9.2 Survival of Representations

The representations, warranties, covenants and agreements of the parties contained in this Agreement will survive the closing of the transactions contemplated herein and remain in full force and effect notwithstanding any waiver by the Purchaser, the Company or either or both of the Vendors unless such waiver was made after notice in writing by the notifying party to all other parties to this Agreement setting forth the breach.

9.3 Public Announcements and Post Closing Confidentiality

The parties will consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated herein and neither the Vendors nor the Purchaser will issue any press release or make any public announcement without the prior consent of the other except to the extent required by law.

                                       18
9.4 Assignment

No party will assign this Agreement, or any part of this Agreement, without the consent of the other party, which consent may be unreasonably withheld or delayed. Any purported assignment without the required consent is not binding or enforceable against any party.

9.5 Enurement

This Agreement enures to the benefit of and binds the parties and their respective successors, heirs, executors, administrators, personal and legal representatives and permitted assigns.

9.6 Notices

Each notice to a party required by this Agreement must be given in writing. A notice may be given by delivery to an individual or by fax, and will be validly given if delivered on a Business Day to an individual at the following address, or, if transmitted on a Business Day by fax addressed to the following party:

    (a) if to either or both of the Vendors:

        Name:             Randy Voldeng
        Address:          122 Howe Street
                          Victoria, British Columbia
                          Canada  V8V 4K4
        Fax No.:          (250) 920-9738

        with a copy to:

        Name:             Dragos Ruiu
        Address:          10966 84th Avenue
                          Edmonton, Alberta
                          Canada  T6G 0V4
        Fax No.:          (403) 432-0344
        with a copy to:

        Name:             Bull, Housser & Tupper
        Address:          3000 - 1055 West Georgia Street
                          Vancouver, British Columbia
                          Canada  V6E 3R3
        Attention:        Steven R. McKoen
        Fax No.:          (604) 641-4949

    (b) if to the Purchaser:

        Name:             Powertech, Inc.
        Address:          c/o 311 - 470 Granville Street
                          Vancouver, British Columbia
                          Canada  V6C 1V5
        Attention:        David Raftery
        Fax No.:          (604) 488-0393


or to any other address, fax number or individual that the party designates. Any notice:

    (c) if validly delivered, will be deemed to have been given when delivered;

    (d) if validly transmitted by fax before 3:00 p.m. (local time at the place of receipt) on a Business Day, will be deemed to have been given on that Business Day, and

    (e) if validly transmitted by fax after 3:00 p.m. (local time at the place of receipt) on a Business Day, will be deemed to have been given on the Business Day after the date of the transmission.

9.7 Waivers

No waiver of any provision of this Agreement is binding unless it is in writing and signed by all the parties to this Agreement except that any provision which does not give rights or benefits to particular parties may be waived in writing, signed only by those parties who have rights under, or hold the benefit of, the provision being waived if those parties promptly send a copy of the executed waiver to all other parties. No failure to exercise, and no delay in exercising, any right or remedy under this Agreement will be deemed to be a waiver of that right or remedy. No waiver of any breach of any provision of this Agreement will be deemed to be a waiver of any subsequent breach of that provision or of any similar provision.

9.8 Further Assurances

Before and after the Closing Date, each party will execute and deliver promptly at the other party's expense and request all further documents and take all further action reasonably necessary or appropriate to give effect to the provisions and intent of this Agreement and to complete the transactions contemplated by this Agreement.

9.9 Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts with the same effect as if all parties had all signed and delivered the same document and all counterparts will be construed together to be an original and will constitute one and the same agreement.

9.10 Delivery by Fax

Any party may deliver an executed copy of this Agreement by fax but that party will immediately dispatch by delivery in person to the other parties an originally executed copy of this Agreement.

9.11 Amendments

Except as permitted for certain waivers in Section 9.6, no amendment, supplement, restatement or termination of any provision of this Agreement is binding unless it is in writing and signed by each Person that is a party to this Agreement at the time of the amendment, supplement, restatement or termination.

9.12 Submission to Jurisdiction

Each of the parties irrevocably submits to the jurisdiction of the courts of British Columbia in any action, suit or proceeding and each party to this Agreement waives, and will not assert by way of motion, as a defence, or otherwise, in any action, suit or proceeding, any claim that:

     (a) that party is not subject to the jurisdiction of the courts of British Columbia;

     (b) the action, suit or proceeding is brought in an inconvenient forum;

     (c) the venue of the action, suit or proceeding is improper; or

     (d) any subject matter of the action, suit or proceeding may not be enforced in or by the courts of British Columbia.

In any suit or action brought to obtain a judgment for the recognition or enforcement of any final judgment rendered in an action, suit or proceeding, no party to this Agreement will seek any review with respect to the merits of any action, suit or proceeding, whether or not that party appears in or defends the action, suit or proceeding.

9.13 Costs

The Purchaser will reimburse the Vendors and the Company all reasonable costs incurred by them in connection with this Agreement including legal, accounting and other professional fees.

9.13 Entire Agreement

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or oral, express or implied, statutory or otherwise.


IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date and year first above written.

POWERTECH, INC.

Per:         /s/ illegible
        ----------------------
         Authorized Signatory

SIGNED, SEALED AND DELIVERED by RANDY VOLDENG in      )
the presence of:                                      )
                                                      )
                                                      )
     /s/ STEVEN R. McKOEN                             )            /s/ RANDY VOLDENG                           (seal)
-----------------------------------------------------         ------------------------------------------------
Name                                                  )       RANDY VOLDENG
      STEVEN R. McKOEN                                )
----------------------------------------------------- )
Address                                               )
      BARRISTER & SOLICITOR                           )
----------------------------------------------------- )
                                                      )
      BULL, HOUSSER & TUPPER                          )
----------------------------------------------------- )
                                                      )
      3000, 1055 WEST GEORGIA STREET                  )
----------------------------------------------------- )
                                                      )
      VANCOUVER, BC V6E 3R3                           )
----------------------------------------------------- )
                                                      )
      PHONE 687-6575                                  )
----------------------------------------------------- )
                                                      )
                                                      )
----------------------------------------------------- )
Occupation                                            )
                                                      )

SIGNED, SEALED AND DELIVERED by DRAGOS RUIU in        )
the presence of:                                      )
                                                      )
                                                      )
     /s/ STEVEN R. McKOEN                             )            /s/ DRAGOS RUIU                            (seal)
-----------------------------------------------------         ------------------------------------------------
Name                                                  )       DRAGOS RUIU
      STEVEN R. McKOEN                                )
----------------------------------------------------- )
Address                                               )
      BARRISTER & SOLICITOR                           )
----------------------------------------------------- )
                                                      )
      BULL, HOUSSER & TUPPER                          )
----------------------------------------------------- )
                                                      )
      3000, 1055 WEST GEORGIA STREET                  )
----------------------------------------------------- )
                                                      )
      VANCOUVER, BC V6E 3R3                           )
----------------------------------------------------- )
                                                      )
      PHONE 687-6575                                  )
----------------------------------------------------- )
                                                      )
                                                      )
----------------------------------------------------- )
Occupation                                            )
                                                      )

                                LIST OF SCHEDULES

        Schedule                            Description
        --------                            -----------

        1.1(l)                              Intellectual Property

                                 SCHEDULE 1.1(L)

                              Intellectual Property

A. All Intellectual Property in the ProbeNet network monitoring technology as assigned to the Company by Dragos Ruiu and Dragostech.com Inc. on December 23, 1998 and further developed by the Company.